Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

NEWS RELEASE

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747
	john.jacunski@glatfelter.com	william.yanavitch@glatfelter.com

Glatfelter Reports 2009 Third Quarter Results
–Improved Results Significantly Compared with the Second Quarter of 2009 –
– Generated Strong Free Cash Flow of $49 million –

York, PA, November 3, 2009: Glatfelter (NYSE: GLT) today reported significantly improved results for the quarter ended September 30, 2009, compared with the 2009 second quarter.

“Throughout 2009, we have demonstrated the ability to generate meaningful improvement in the financial strength of the company during a period of severe economic challenges,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Our third quarter performance reflects continued progress towards this objective. The Specialty Papers business unit delivered excellent performance this quarter led by improving demand for its products and execution of our business strategy of aggressively managing production costs, developing new products and maximizing cash flow. Volumes shipped by Specialty Papers increased 17 percent compared with the second quarter of 2009, again outperforming the broader uncoated free sheet market. Although results from the Composite Fibers business unit continued to be adversely impacted by the economic environment, this unit significantly improved its performance compared with the second quarter due to increased stability in our core markets.”

In the third quarter of 2009, net income was $46.0 million, or $1.00 per diluted share, compared with $21.7 million, or $0.47 per diluted share in the third quarter of 2008. Third-quarter 2009 results include a $32.9 million or $0.72 per share, after-tax benefit from alternative fuel mixture credits, while net income in the third quarter of 2008 benefited from $2.4 million in gains from timberland sales which were partially offset by $0.2 million in acquisition integration costs, each after taxes. Excluding these items from each period’s results, third-quarter 2009 earnings on an adjusted basis, which constitute a non-GAAP financial measure, were $13.1 million, or $0.29 per diluted share, compared with adjusted earnings of $19.5 million or $0.43 per diluted share in the third quarter of 2008. In the second quarter of 2009, the Company reported an adjusted loss of $10.1 million or $0.22 per diluted share. For a reconciliation of adjusted earnings to GAAP earnings, please refer to the tabular presentation at the end of this release.

The Company generated $49.4 million of free cash flow (defined as cash from operations less capital expenditures and excluding alternative fuel mixture credits) during the third quarter of 2009 compared with $5.4 million in free cash flow during the same quarter of 2008.

Third-Quarter Business Unit Results

Specialty Papers

	For the three months ended Sept. 30
Dollars in thousands	2009	2008	change
Tons shipped	199,860	200,072	(212)	(0.1)%
Net sales	$211,635	$226,028	$(14,393)	(6.4)
Gross margin percent	16.9%	16.3%
Operating income (loss)	$20,854	$22,842	$(1,988)	(8.7)

Specialty Papers’ net sales totaled $211.6 million for the third quarter of 2009, a decline of 6.4 percent compared to the 2008 third quarter. Compared to the second quarter of 2009, net sales increased 14.8 percent reflecting strengthening demand in each of this unit’s markets and gaining market share.

The decline in net sales for the third quarter 2009 compared to 2008 was primarily due to changes in average selling prices, impacting sales by $7.5 million, and changes in product mix. Total volumes shipped were essentially unchanged in the quarter over quarter comparison.

Lower input costs benefited operating results by $6.1 million in the comparison.

Specialty Papers’ operating income totaled $20.9 million and $22.8 million for the third quarters of 2009 and 2008, respectively. The third quarter 2009 operating results for Specialty Papers were negatively impacted by lower energy sales and $1.4 million of accelerated depreciation related to the write-down of certain equipment no longer used by the operation.

Composite Fibers

	For the three months ended Sept. 30
Dollars in thousands	2009	2008	change
Tons shipped	20,181	21,530	(1,349)	(6.3)%
Net sales	$100,723	$113,794	$(13,071)	(11.5)
Gross margin percent	14.9%	15.5%
Operating income	$5,801	$8,351	$(2,550)	(30.5)

Net sales in the Composite Fibers business unit decreased $13.1 million or 11.5 percent to $100.7 million for the 2009 third quarter compared to the same quarter of 2008. Volumes shipped during the quarter declined 6.3 percent compared with 2008 as a result of the weak economic environment. Demand for tea and coffee filter papers, this unit’s largest product line, declined by 11.2 percent primarily due to continued inventory destocking by customers. On a constant currency basis, higher average selling prices contributed approximately $0.4 million to net sales; however, the translation of foreign currencies unfavorably affected net sales by approximately $5.4 million.

Consistent with the Company’s inventory management strategies and its efforts to match production with demand trends, the business unit incurred machine downtime totaling 1,700 tons of paper, or 11 percent of the unit’s total quarterly capacity, adversely impacting results by $1.3 million. However, the extent of downtime taken in the third-quarter 2009 was significantly less than the second-quarter 2009. The Composite Fibers business unit was favorably impacted by lower raw material and energy costs totaling approximately $1.0 million. Operating income declined to $5.8 million in the third-quarter 2009 from $8.4 million in the year-earlier quarter primarily due to lower volumes, market-driven downtime and operating inefficiencies.

Mr. Glatfelter said, “We are encouraged by the 62 percent improvement in operating profit delivered by Composite Fibers this quarter on a sequential basis. This increase was primarily due to less market related downtime. While Composite Fibers’ markets remained challenging during the quarter, we believe markets are stabilizing and maintain our confidence in the expected growth opportunities that should materialize as the economic environment improves.”

Other Financial Information

Pension expense totaled $1.9 million in the third quarter of 2009, compared with net pension income of $4.0 million in the same quarter a year ago. This decline negatively impacted earnings by $0.08 per share in the quarter-over-quarter comparison and is directly related to the decline in the value of the Company’s pension assets during 2008. The Company expects pre-tax pension expense to total $7.3 million for 2009 compared with pension income of $16.1 million in 2008. Cash contributions to the Company’s qualified defined benefit pension plans will not be required during 2009.

For the third quarter of 2009, selling, general and administrative (“SG&A”) expenses totaled $29.3 million, a $4.5 million increase compared with the 2008 third quarter. The increase was primarily due to recording pension expense in 2009 compared with pension income in 2008 together with higher legal and professional fees.

Results of operations for the third quarter of 2009 reflect an effective tax rate of 6.5 percent on pre-tax income of $49.2 million compared with 32.3 percent and $32.0 million, respectively, in the same period a year ago. The lower tax rate in 2009 was due primarily to $33.0 million of alternative fuel mixture credits included in pretax income that are not subject to income tax. On adjusted earnings, the effective tax rate was 19.7 percent for the third quarter of 2009 compared with 31.0 percent for the third quarter of 2008. The lower effective tax rate was due lower pre-tax income and additional tax credits applicable to income in the 2009 period.

Alternative Fuel Credits

The U.S. Internal Revenue Code provides a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses. The credit, equal to $0.50 per gallon of alternative fuel contained in the mixture, is refundable to the taxpayer. On May 11, 2009, the Company was notified by the Internal Revenue Service that its application to be registered as an alternative fuel mixer was approved. The Company received a payment from the Internal Revenue Service on June 30, 2009 in the amount of $29.7 million for the alternative fuel mixture consumed at its Spring Grove, PA and Chillicothe, OH facilities during the period February 20, 2009 through May 17, 2009. For the third quarter of 2009, the Company earned $33.0 million of alternative fuel mixture credits for which no cash was received as the Company intends to claim a refundable income tax credit in connection with the filing of its 2009 federal corporate income tax return. Since the company began mixing and burning eligible alternative fuels, the Company has earned $75.6 million of alternative fuel mixture credits of which $29.7 million has been received in cash, $10.9 million was used to reduce estimated interim tax payments and $34.9 million will be claimed as future refundable income tax credits. The Company records all alternative fuel mixture credits as a reduction to cost of products sold.

2009 Year-to-Date Results

For the first nine months of 2009, net income totaled $77.4 million or $1.69 per diluted share, compared with $44.5 million or $0.97 per diluted share in the same period of 2008. The year-to-date results for 2009 include, on an after-tax basis, $63.3 million from alternative fuel mixture credits. Results for the first nine months of 2008 included, on an after-tax basis: (i) $11.0 million in gains from the sale of timberlands; (ii) a $0.5 million benefit from the reversal of a reserve associated with the 2006 shutdown of the Company’s Neenah facility; and (iii) $0.8 million in acquisition integration costs. Excluding these items from each period’s results, the Company’s results for the first nine months of 2009 on an adjusted basis, which constitute a non-GAAP financial measure, were earnings of $0.31 per diluted share, compared with $0.74 per diluted share in the same period of 2008. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

Balance Sheet Information

During the third quarter of 2009, capital expenditures declined to $5.2 million compared with $15.4 million in the third quarter of 2008, reflecting the decision to significantly reduce discretionary spending due to the current economic environment. Capital expenditures are expected to be approximately $25 million for 2009 compared with $52.5 million for full-year 2008.

Net debt, excluding cash collateralized borrowings, was $110.8 million at September 30, 2009, a decrease of $99.6 million compared with December 31, 2008 and a decrease of $49.9 million compared with June 30, 2009.

At the end of the 2009 third quarter, the Company had $116.2 million in cash and $188 million available under its revolving credit agreement, which matures in April 2011.

Outlook

Mr. Glatfelter continued, “I am very pleased with our performance throughout 2009 in the face of unprecedented economic challenges. By improving the Company’s financial strength, we continue to be well positioned to take advantage of emerging opportunities to broaden our product mix and geographic sales footprint and to deliver value for our shareholders as the global business environment improves.”

For Specialty Papers, the Company noted that it expects shipping volumes in the fourth quarter of 2009 to be approximately 10 percent less than the third quarter reflecting normal seasonality. Selling prices and input costs for most products are expected to be relatively in line with the third quarter.

In the Composite Fibers business unit, the Company anticipates shipping volumes in the fourth quarter of 2009 to be relatively consistent with the third quarter. Selling prices, input costs and capacity utilization are expected to be in line with the third quarter.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its third-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at http://www.glatfelter.com/about—us/investor—relations/default.aspx. Information related to the conference call is as follows:

What: Glatfelter’s 3rd Quarter 2009 Earnings Release Conference Call

When:	Tuesday, November 3, 2009, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	32611616
Webcast:http://www.glatfelter.com/about—us/investor—relations/default.aspx

Rebroadcast Dates:	November 3, 2009 12:00 through November 17, 2009 23:59
Rebroadcast Number:	Within US dial 800.642.1687
International dial 706.645.9291
Conference ID:	32611616

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business performance, conditions and strategies and other financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and in other countries in which Glatfelter currently does business, demand for or pricing of its products; changes in tax legislation, governmental laws, regulations and policies and actions of regulatory bodies; orderly execution of regularly scheduled maintenance outages; technological changes and innovations and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s sales exceed $1 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information is available at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months		Nine months ended
	ended September 30		September 30
In thousands, except per share	2009	2008	2009	2008
Net sales	$312,358	$339,822	$882,889	$965,545
Energy sales – net	2,132	2,885	6,194	7,612

Total revenues	314,490	342,707	889,083	973,157
Costs of products sold	232,025	285,535	704,303	839,329

Gross profit	82,465	57,172	184,780	133,828
Selling, general and administrative expenses	29,303	24,802	80,364	74,314
Shutdown and restructuring charges	—	—	—	(856)
(Gains) losses on dispositions of plant, equipment and timberlands, net	(9)	(3,975)	(681)	(18,477)

Operating income	53,171	36,345	105,097	78,847
Nonoperating income (expense)
Interest expense	(4,528)	(5,654)	(14,798)	(17,626)
Interest income	318	1,170	1,583	4,131
Other – net	204	146	86	317

Total other income (expense)	(4,006)	(4,338)	(13,129)	(13,178)

Income before income taxes	49,165	32,007	91,968	65,669
Income tax provision	3,171	10,345	14,566	21,176

Net income	$45,994	$21,662	$77,402	$44,493

Earnings Per Share
Basic	$1.01	$0.48	$1.70	$0.98
Diluted	1.00	0.47	1.69	0.97

Cash dividends declared per common share	$0.09	$0.09	$0.27	$0.27
Weighted average shares outstanding
Basic	45,699	45,279	45,649	45,221
Diluted	45,865	45,650	45,712	45,669

Business Unit Financial Information
(unaudited)

	For the three months ended September 30,
Dollars in thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2009	2008	2009	2008 2009		2008	2009		2008
Net sales	$211,635	$226,028	$100,723	$113,794	$-	$-	$312,358	$339,822
Energy sales, net	2,131	2,885	—	—	1	—	2,132	2,885

Total revenue	213,766	228,913	100,723	113,794	1	—	314,490	342,707
Cost of products sold	178,060	192,110	85,746	96,114	(31,781)	(2,689)	232,025	285,535

Gross profit	35,706	36,803	14,977	17,680	31,782	2,689	82,465	57,172
SG&A	14,852	13,961	9,176	9,329	5,275	1,512	29,303	24,802
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	(9)	(3,975)	(9)	(3,975)

Total operating income (loss)	20,854	22,842	5,801	8,351	26,516	5,152	53,171	36,345
Non-operating income (expense)	—	—	—	—	(4,006)	(4,338)	(4,006)	(4,338)

Income before income taxes	$20,854	$22,842	$5,801	$8,351	$22,510	$814	$49,165	$32,007

Supplementary Data
Net tons sold	199,860	200,072	20,181	21,530	—	—	220,041	221,602
Depreciation, depletion and amortization	$10,623	$9,007	$6,150	$6,700	$-	$–	$16,773	$15,707
Capital expenditures	2,077	4,156	3,152	11,275	—	–	5,229	15,431

	For the nine months ended September 30,
Dollars in thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2009	2008	2009	2008 2009		2008	2009		2008
Net sales	$595,606	$634,270	$287,283	$331,274	$-	$1	$882,889	$965,545
Energy sales, net	6,193	7,612	—	—	1	—	6,194	7,612

Total revenue	601,799	641,882	287,283	331,274	1	1	889,083	973,157
Cost of products sold	528,207	566,334	246,122	280,972	(70,026)	(7,977)	704,303	839,329

Gross profit	73,592	75,548	41,161	50,302	70,027	7,978	184,780	133,828
SG&A	40,777	41,940	26,298	29,038	13,289	3,336	80,364	74,314
Shutdown and restructuring charges	—	—	—	—	—	(856)	—	(856)
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	(681)	(18,477)	(681)	(18,477)

Total operating income	32,815	33,608	14,863	21,264	57,419	23,975	105,097	78,847
Nonoperating income (expense)	—	–	—	–	(13,129)	(13,178)	(13,129)	(13,178)

Income (loss) before income taxes	$32,815	$33,608	$14,863	$21,264	$44,290	$10,797	$91,968	$65,669

Supplementary Data
Net tons sold	556,214	564,983	59,445	65,225	—	–	615,659	630,208
Depreciation expense	$28,372	$26,619	$17,451	$19,755	$-	$–	$45,823	$46,374
Capital expenditures	9,095	14,586	7,509	26,253	100	–	16,704	40,839

Selected Financial Information
(unaudited)

	Nine months ended September 30
In thousands	2009	2008
Cash Flow Data
Cash provided (used) by:
Operating activities	$119,514	$17,759
Investing activities	21,874	(21,559)
Financing activities	(62,696)	(9,344)
Depreciation, depletion and amortization	45,823	46,374
Capital expenditures	16,704	40,839
Sept. 30, 2009		December 31, 2008

Balance Sheet Data
Cash and cash equivalents	$116,240	$32,234
Total assets	1,094,237	1,057,309
Total debt	263,737	313,285
Shareholders’ equity	434,372	342,707

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, alternative fuel mixture credits, charges for environmental reserves and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Alternative fuel mixture credits represent a government provided tax credit with a short statutory life span. Unlike items such as cost of raw materials and overhead costs, shutdown and restructuring costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three months ended June 30		Three months ended September 30
	2009		2009		2008
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$19,870	$0.43	$45,994	$1.00	$21,662	$0.47
Alternative fuel mixture credits	(30,418)	(0.67)	(32,890)	(0.72)	—	—
Timberland sales and related transaction costs	441	0.01	5	—	(2,371)	(0.05)
Acquisition integration	—	—	—	—	240	0.01

Adjusted earnings (loss)	$(10,107)	$(0.22)	$13,109	$0.29	$19,531	$0.43

	Nine months ended September 30
	2009		2008
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$77,402	$1.69	$44,493	$0.97
Alternative fuel mixture credits	(63,308)	(1.38)	—	—
Timberland sales and related transaction costs	68	—	(11,027)	(0.24)
(Reversal of) shutdown and restructuring charges	—	—	(527)	(0.01)
Acquisition integration	—	—	828	0.02
Adjusted earnings	$14,162	$0.31	$33,767	$0.74

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.

Free Cash Flows	Three months ended September 30
In thousands	2009	2008
Cash from operations	$54,647	$20,806
Less:
Capital expenditures	(5,229)	(15,432)
Free cash flows	$49,418	$5,374

       Calculation of Net Debt       Sept 30,           Dec. 31
       In thousands                                2009            2008

     Short term debt                           $3,150      $     5,866

Long term debt                                260,587       307,419
                                  ----------------   --------

Total                                         263,737       313,285

      Less: Cash                            (116,240)       (32,234)
                                  ----------------   --------

Total debt less cash                          147,497       281,051

      Less: Collateralized debt              (36,695)       (70,695)
                                  ----------------   --------

             Net Debt                        $110,802      $210,356
---------------------             ----------------   --------